Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-3
(Form Type)

NUWELLIS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of Common Stock, par value $0.0001	Rule 457(c)	1,350,217	$1.335	$1,802,539.70	$0.00013810	$248.94
	Total Offering Amounts					$1,802,539.70		$248.94
	Total Fees Previously Paid							$0.00
	Total Fee Offset							—
	Net Fee Due							$248.94

(1)
Represents the shares of common stock (the “common stock”) of Nuwellis, Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of shares of common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)
The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average high and low prices reported for the Registrant’s common stock on August 14, 2026.